Execution Copy

EXHIBIT 10.1

AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is entered into as of this 28th day of March, 2005 by and between, Victory Acquisition Corp., a Delaware corporation (“Newco”), and Vialta, Inc., a Delaware corporation (“Target”). Capitalized terms not defined in the body of this Agreement shall have the meaning ascribed to them on Exhibit A.

RECITALS

          A. The parties intend that, subject to the terms and conditions hereinafter set forth, Newco will merge with and into Target in a statutory merger (the “Merger”), with Target to be the surviving corporation, all pursuant to the terms and conditions of this Agreement and a Certificate of Merger substantially in the form of Exhibit B (the “Certificate of Merger”) and the applicable provisions of the laws of the State of Delaware. Upon the effectiveness of the Merger, all outstanding capital stock of Newco (“Newco Stock”) will be converted into capital stock of Target as the surviving corporation of the Merger.

          B. All outstanding shares of Newco are owned by Fred S.L. Chan and certain family members and trusts for the benefit of Mr. Chan and his family. Newco has been formed solely to facilitate and effect this Merger with Target, with the existence of Newco to be transitory and discontinued upon the consummation of the Merger. Newco will conduct no business prior to the Merger. Newco has pledged to Target, to secure Newco’s obligations under this Agreement, all shares of Target’s common stock owned or controlled by Newco pursuant to the Pledge Agreement dated as of an even date hereof and attached as Exhibit C hereto (the “Pledge Agreement”).

          C. The Merger is intended for federal income tax purposes to be treated as a redemption of the shares of Target Common Stock outstanding immediately prior to the Effective Time (other than Target shares held by Newco contributed to Newco shortly prior to the Closing Date by those stockholders of Target who will continue as stockholders of Target after the Merger), pursuant to Section 302 of the Code.

          D. Following the Merger, Target will no longer be a reporting company pursuant to Section 12 of the Exchange Act.

          E. The Board of Directors of Target and the Special Committee appointed by the Board of Directors of Target (the “Special Committee”): (i) has determined that the Merger is advisable and fair to, and in the best interests of, Target and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Target adopt and approve this Agreement and approve the Merger. In addition, the Special Committee has received the opinion of Salem Partners LLC that the Merger is fair from a financial point of view to Target and its stockholders (other than Mr. Chan and his Affiliates).

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

          1. PLAN OF REORGANIZATION

               1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Newco will be merged with and into Target, with Target as the Surviving Corporation in the Merger, pursuant to this Agreement and the Certificate of Merger and in accordance with applicable provisions of the laws of the State of Delaware, and the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Newco and Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Newco and Target shall become the debts, liabilities and duties of the Surviving Corporation.

               1.2 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Target or the holders of any of the following securities:

                    1.2.1 Certain Defined Terms. The term “Merger Consideration” shall mean $0.36 per share of Target Common Stock in cash.

                    1.2.2 Conversion of Newco Stock. Each share of Newco capital stock immediately prior to the Effective Time (the “Newco Stock”) will be cancelled and extinguished and automatically converted into the right to receive one share of Common Stock of the Surviving Corporation.

                    1.2.3 Cancellation of Newco Stock. Each share of Target Common Stock held by Newco or its officers, directors, stockholders or Affiliates immediately prior to the Effective Time (the “Newco Target Stock”) shall automatically be cancelled and retired and shall cease to exist, and no cash or other stock consideration shall be delivered or deliverable in exchange therefor.

                    1.2.4 Cancellation of Treasury Stock. Each share of Target Common Stock held by Target or any Subsidiary (as defined below) of Target (“Treasury Stock”) shall automatically be cancelled and retired and shall cease to exist, and no cash or other stock consideration shall be delivered or deliverable in exchange therefor.

                    1.2.5 Conversion of Other Shares. Subject to Section 1.3, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Newco Target Stock and shares of Treasury Stock, will be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration in cash upon compliance with the procedures contemplated in Section 6.2 hereof.

                    1.2.6 Options. At the Effective Time, each holder of a then outstanding vested option which is then exercisable to purchase shares of Target Common Stock (“Target Options”) (other than options held by Newco, its officers, directors, stockholders or Affiliates immediately prior to the Effective Time (“Newco Options”) which shall be cancelled) shall automatically be cancelled and converted into the right to receive in settlement thereof and net of applicable withholding taxes, cash in an amount equal to the product of (i) the Merger Consideration minus the applicable exercise price per share of such Target Options multiplied by (ii) the number of vested shares of Target Common Stock that such option may purchase upon exercise. If and to the extent required by the terms of the plans governing such options or the option granted thereunder, Target shall use its reasonable efforts to obtain the consent of each holder of outstanding options to the foregoing treatment of such options. At the Effective Time, each unvested Target Option shall automatically be terminated without further rights.

               1.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law or California Law, as applicable, shall not be converted into or represent a right to receive the Merger Consideration as provided in Section 1.2.5 but instead at the Effective Time (or at such later time) shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Section 262 of the Delaware Law or Chapter 13 of the California Law, as applicable. From and after the Effective Time, a holder of Target Common Stock that becomes a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of shares of Target Common Stock who demands appraisal under Delaware Law and/or the California Law, as applicable, shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time and (ii) the occurrence of such withdrawal or loss, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive its portion of the Merger Consideration as provided in Section 1.2.5 without interest thereon, upon surrender of the certificate representing such shares pursuant to Section 6.2(b).

               1.4 Other Effects of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (a) the Certificate of Incorporation of Target shall be amended in its entirety to read as set forth in Exhibit D hereto, (b) the Bylaws of Newco will be the Bylaws of the Surviving Corporation, and (c) the Board of Directors and officers of Newco will become the Board of Directors and officers of the Surviving Corporation.

               1.5 Further Assurances. Target agrees that if, at any time after the Effective Time, the Surviving Corporation considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Target or Newco, the Surviving Corporation and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, in the name of Target or Newco.

               1.6 Tax Treatment. The Merger is intended to be treated for federal income tax purposes as a redemption of the shares of Target Common Stock (other than Newco Stock), pursuant to Section 302 of the Code. Cash payable to stockholders of Target, other than Newco, will be subject to taxable treatment under the Code. Shares of Newco held by stockholders of Newco (received by them in exchange for the contribution of an equal number of Target shares) will be exchanged for shares of Target in the Merger, and will be treated as continuing interests in Target.

               1.7 Proxy Statement and Schedule 13E-3.

                    1.7.1 As promptly as practicable after the execution of this Agreement, Target and Newco shall cooperate and promptly prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement relating to the meeting of Target’s stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”), a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with respect to the Merger and any other filings made by or required to be made by Target with the SEC other than the Proxy Statement and Schedule 13E-3 (the “Other Filings”), if any. The respective parties shall cause the Proxy Statement, the Schedule 13E-3 and any Other Filings to comply as to form in all material respects with the applicable provisions of the Exchange Act, including Regulation 14A and Rule 13e-3 thereunder, and any other applicable laws. The respective parties, after consultation with the other, will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement, the Schedule 13E-3 and any Other Filings. Target and Newco shall furnish to each other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement, the Schedule 13E-3 and any Other Filings.

                    As promptly as practicable after the clearance of the Proxy Statement and the Schedule 13E-3 by the SEC, Target shall mail the Proxy Statement to its stockholders (or, if the SEC chooses not to review the Proxy Statement and the Schedule 13E-3, within 10 days after the date that the SEC notifies Target that it will not review the Proxy Statement). The Proxy Statement shall include the recommendation of the Target Board of Directors and the Special Committee that adoption of the Merger Agreement by Target’s stockholders is advisable and that Target Board of Directors and the Special Committee has determined that the Merger is fair to, and in the best interests of, Target Stockholders other than Mr. Chan, Newco and their Affiliates, subject to Target Board of Directors or the Special Committee’s right to withdraw, modify or amend such recommendation if Target Board of Directors or the Special Committee, as applicable, determines in good faith, after receipt of the advice of its outside counsel, that such action is necessary for Target Board of Directors and the Special Committee to comply with their fiduciary duties under applicable law.

                    No amendment or supplement to the Proxy Statement, the Schedule 13E-3 or any Other Filings will be made by Target without the approval of Newco, which shall not be unreasonably delayed or withheld. Target will advise Newco promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

                    1.7.2 Each of the parties agrees to use its reasonable efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement, the Schedule

13E-3 and the Other Filings. Each party agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement, the Schedule 13E-3 and the Other Filings to the extent that it is or shall have become incomplete, false or misleading. If at any time prior to the Effective Time, any event or circumstance relating to Newco or its officers and directors, should be discovered by Newco which should be set forth in an amendment to the Proxy Statement, the Schedule 13E-3 or Other Filings, Newco shall promptly inform Target. If at any time prior to the Effective Time, any event or circumstance relating to Target, or its officers or directors, should be discovered by Target which should be set forth in an amendment or a supplement to the Proxy Statement, any Other Filing or the Schedule 13E-3, Target shall promptly inform Newco.

               1.8 Stockholders’ Meeting. Subject to Section 1.7 hereof, in accordance with Target’s certificate of incorporation and by-laws, Target shall call and hold a meeting of its stockholders (including any adjournment thereof, the “Target Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the approval of the Merger, and Target shall use its reasonable efforts to hold Target Stockholders’ Meeting as promptly as practicable after the date on which the Proxy Statement is cleared by the SEC. Notwithstanding the foregoing, Target may adjourn, delay, cancel or not call or hold the Target Stockholders’ Meeting at any time before the vote of stockholders at the Target Stockholders’ Meeting is taken with regard to the Merger and this Agreement, if Target’s Board of Directors or the Special Committee withdraws, modifies or amends its recommendation in accordance with Section 1.7.1 hereof or determines in accordance with Section 1.7.1 that it is required by its fiduciary duties or applicable law to notify the Target Stockholders of any Acquisition Proposal prior to the taking of such vote.

          2. REPRESENTATIONS AND WARRANTIES OF TARGET

     Target hereby represents and warrants that, except as set forth on the Target Disclosure Letter delivered to Newco herewith:

               2.1 Organization and Good Standing. Target and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the corporate or other power and authority to carry on its business as now conducted, and is qualified as a foreign corporation in each jurisdiction listed on Section 2.1 of the Target Disclosure Letter. Except as listed on Section 2.1 of the Target Disclosure Letter, Target does not own or lease any real property, has no employees in, and does not maintain a place of business in any foreign country or in any state of the United States other than California.

               2.2 Power, Authorization and Validity.

                    2.2.1 Power and Capacity. Target has the corporate power and authority to enter into and, subject to the approval of this Agreement by the requisite holders of the issued and outstanding shares of Target Common Stock as required by applicable law and this Agreement, perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly and validly approved and authorized by

Target’s Board of Directors as required by applicable law and Target’s certificate of incorporation and bylaws.

                    2.2.2 No Filings. No filing, authorization or approval, governmental or otherwise, by Target is necessary to enable Target to enter into, and to perform its obligations under, this Agreement, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, and the filing of appropriate documents with the relevant authorities of other states in which Target is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, (c) compliance with Section 1203 of California Law and (d) the approval of the holders of a majority of the issued and outstanding shares of Target Common Stock of the transactions contemplated hereby.

                    2.2.3 Binding Obligation. Subject to approval of this Agreement and the Merger by the requisite vote of the stockholders of Target, this Agreement is, assuming this Agreement constitutes valid and binding obligations of Newco, valid and binding obligations of Target enforceable in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

               2.3 Capitalization.

                    2.3.1 Authorized and Outstanding Capital Stock. The authorized capital stock of Target consists of 400,000,000 shares of Common Stock, $0.001 par value, of which 83,052,852 shares are issued and outstanding, as of March 7, 2005. All issued and outstanding shares of Target Common Stock have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the Certificate of Incorporation or Bylaws of Target, or any agreement or document to which Target is a party or by which it is bound and have been offered, issued, sold and delivered by Target in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. There is no liability for dividends accrued but unpaid with respect to Target’s outstanding securities.

                    2.3.2 Options/Rights. Except as disclosed in Section 2.3.2 of the Target Disclosure Letter, there are no shares of preferred stock, stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Target’s capital stock or any securities or debt convertible into or exchangeable for shares of Target capital stock or obligating Target to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement. Section 2.3.2 of the Target Disclosure Letter sets forth a true and complete list of each outstanding option to acquire shares of Target Common Stock, the exercise price thereof, the vesting schedule therefor.

               2.4 Subsidiaries. Except for the Subsidiaries of Target listed on Section 2.4 of the Target Disclosure Letter (collectively the “Subsidiaries” and each a “Subsidiary”), each of which is wholly-owned by Target, Target does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

               2.5 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Target or any Subsidiary, as currently in effect, (b) in any material respect, any material instrument or contract to which Target or any Subsidiary is a party or by which Target or any Subsidiary is bound or (c) subject to the filings or other compliance contemplated by Section 2.2.2 any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Target or any Subsidiary or their respective assets or properties.

               2.6 Litigation. As of the date hereof and except as disclosed on Section 2.6 of the Target Disclosure Letter, to the knowledge of Target, there is no action, proceeding, claim or investigation pending against Target or any Subsidiary before any court or administrative agency. As of the date hereof, there is not outstanding against Target or any of it Subsidiaries or any of their properties any judgment, writ or decree.

               2.7 Taxes. Except as disclosed on Section 2.7 of the Target Disclosure Letter, Target and each of its Subsidiaries has filed all federal, state, local and foreign tax returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments. Neither Target nor any Subsidiary is delinquent in the payment of any tax or is delinquent in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed in writing which have not been paid. No tax return of Target or any Subsidiary is currently being audited by the Internal Revenue Service or any state taxing agency or authority. For the purposes of this Section, the terms “tax” and “taxes” include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

               2.8 Title to Properties. Target has good and marketable title to all of its assets as shown on the balance sheet filed with its most recent periodic filing with the SEC under the Exchange Act (the “Balance Sheet”), free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Target or any Subsidiary is a party are fully effective and afford Target or the Subsidiary peaceful and undisturbed possession of the subject matter of the lease.

               2.9 Contracts and Commitments. Neither Target nor any Subsidiary is in default in any material respect under any contract that is material to the business of Target or a Subsidiary.

               2.10 Intellectual Property. Target and the Target Subsidiaries own, or have the right to use, all material Intellectual Property Rights (as defined below) required for the conduct of their respective businesses as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the “Target IP Rights”). There are no material royalties, honoraria, fees or other payments payable by Target to any person by reason of the ownership, use, license, sale or disposition of the Target IP Rights (other than as set forth in Section 2.10 of the Target Disclosure Letter). To the Knowledge of Target, neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Target or any of the Target Subsidiaries violates any license or agreement between Target or any of the Target Subsidiaries and any third party or infringes any Intellectual Property Right of any other party. Target has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Target IP Rights. All current officers, employees and consultants of Target and each Subsidiary have executed and delivered to Target or the Subsidiary an agreement regarding the protection of proprietary information and the assignment to Target or the Subsidiary of all Intellectual Property Rights arising from the services performed for Target or the Subsidiary by such persons. Exhibit 2.10 to the Target Disclosure Letter sets forth a true and complete list of each material (i) patent and patent application, (ii) copyright registration and copyrights registration application; (iii) each trademark registration and trademark registration application and (iv) each domain name, in each case pursuant to federal, state and foreign laws owned or filed on behalf of Target or any of its Subsidiaries. To the Knowledge of Target, as of the date hereof, no person is infringing Target’s Intellectual Property Rights. As used herein, the term “Intellectual Property Rights” shall mean all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, domain names, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda and records.

               2.11 Compliance with Laws. Target and each of its Subsidiaries has complied in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a material adverse effect upon its business), including: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters, (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data, (d) the Immigration Reform and Control Act, and (e) the Foreign Corrupt Practices Act. Each of Target and the Subsidiaries has received all material permits and approvals from, and has made all filings with, government agencies and authorities that are necessary in connection with its business as currently conducted.

               2.12 Employees, ERISA and Other Compliance.

                    2.12.1 Neither Target nor any Subsidiary has any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                    2.12.2 Copies of all Target Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been filed in a timely manner, together with the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Target Employee Plan. All contributions due from Target or any Subsidiary with respect to any of the Target Employee Plans have been made as required under ERISA or have been accrued on Target’s or any such Target Subsidiary’s financial statements as of the date of the Balance Sheet. Each Target Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Target Employee Plans. Target has no Target Pension Plans.

                    2.12.3 No benefit payable or which may become payable by Target or any Subsidiary pursuant to any Target Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

               2.13 No Brokers. Except for the fees and expenses payable by Target to Salem Partners LLC in accordance with that certain letter agreement dated March 3, 2005 and expenses payable by Target to Needham & Co., Inc., neither Target nor any of the Target Stockholders is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificate of Merger or in connection with any transaction contemplated hereby or thereby.

               2.14 Insurance. Target and its Subsidiaries maintain and at all times during the prior three years have maintained fire and casualty, general liability insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses. Target and its Subsidiaries have in full force and effect workers’ compensation insurance required in each jurisdiction where any of them is required to maintain such insurance because of its business operations. Target has not received any notification from any carrier issuing any policy under which it is currently the insured a notice of cancellation or of limitation of coverage. Target does not have any claim pending under any insurance policy of Target, and Target has not been denied coverage under any such policy for any claim, asserted in connection with any pending or threatened litigation against Target or for any material claim asserted by Target under any insurance policy in the last year.

               2.15 SEC Documents.

                    2.15.1 SEC Reports. Since January 1, 2003, as of their respective filing dates, or, with respect to registration statements as of their effective dates, and prior to the date of this Agreement, in each case as amended or supplemented, Target’s reports, filings, registration statements and other documents required to be filed by it with the SEC (“Target SEC Documents”) were filed and complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the Target SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, modified or superseded by a subsequently filed Target SEC Document.

                    2.15.2 Disclosure Statements. (a) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Target, at the time such stockholders vote on adoption of this Agreement and at the Effective Time and (b) the Schedule 13E-3 and any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 2.15.2 will not apply to statements or omissions included in the Proxy Statement, Schedule 13E-3 or any Other Filings based upon information furnished in writing to Target by or on behalf of Newco or its Affiliates.

               2.16 Certain Balance Sheet Items. Section 2.16 of the Target Disclosure Letter sets forth, as of February 28, 2005, Target’s (i) cash and cash equivalents, as defined by GAAP, and (ii) inventory changes through such date from December 31, 2004 (the date of Target’s last physical inventory). Such information is prepared from Target’s books and records in accordance with GAAP.

          3. REPRESENTATIONS AND WARRANTIES OF NEWCO

     Newco hereby represents and warrants that, except as set forth on the Newco Disclosure Letter delivered to Target:

               3.1 Organization and Good Standing. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties. Newco has not and will not conduct any business prior to the Effective Time.

               3.2 Power, Authorization and Validity.

                    3.2.1 Newco has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Newco is or will be a party that are required to be executed pursuant to this Agreement (the “Newco Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Newco Ancillary Agreements have been duly and validly approved and authorized by Newco’s Board of Directors in compliance with applicable law and the certificate of incorporation and bylaws of the Newco.

                    3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Newco to enter into, and to perform it obligations under, this Agreement and the Newco Ancillary Agreements, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

                    3.2.3 This Agreement and the Newco Ancillary Agreements are, or when executed by Newco will be, valid and binding obligations of Newco enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware Secretary of State.

               3.3 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any Newco Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Newco, as currently in effect, (b) in any material respect, any material instrument or contract to which Newco is a party or by which Newco is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Newco or its assets or properties.

               3.4 Vote Required. All votes or consents of the holders of any of the outstanding shares of capital stock or any other securities of Newco necessary to approve this Agreement or the Merger have been obtained.

               3.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Newco or any of its Affiliates upon consummation of the Merger.

               3.6 Additional Contribution. Newco has entered into an Additional Contribution Agreement with Mr. Chan. True and correct copies of the Additional Contribution Agreement have been provided to Target.

               3.7 Capitalization. The authorized capital stock of Newco consists of 50,000,000 shares of common stock, $0.0001 par value per share, of which 32,039,840 shares are issued and outstanding as of the date hereof. On the date hereof, Newco and the parties listed on Section 3.7 of the Newco Disclosure letter have entered into the Contribution Agreement, a true and correct copy of which is attached as Exhibit 3.7 hereto, whereby each party thereto contributes all of the Target Common Stock owned, legally or beneficially, by them, as of the date hereof or hereafter through the Effective Time, to Newco. The parties to the Contribution Agreement represent and, as of the Closing Date will represent, all of the legal and beneficial owners of common stock of Newco. Except as set forth on Section 3.7 of the Newco Disclosure Letter, Newco has no liabilities. Newco has good and marketable title to all of its assets, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable or the pledge of the Newco Target Stock pursuant to the Pledge Agreement).

               3.8 Voting. Newco has entered into the Voting Agreement dated as of the date hereof among Newco and Target attached hereto as Exhibit E.

               3.9 Information in Securities Filings. All documents required to be filed by Newco or its Affiliates with the SEC in connection with the Merger, and any information supplied by Newco or their Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 and any Other Filings, or any supplement or amendment to any such filings, will not at the respective times when such are filed with the SEC and/or are first published, given or mailed to Target’s stockholders, as the case may be, and at the Effective Time, in each case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3.9 will not apply to statements or omissions included in any such filings based upon information furnished in writing by or on behalf of Target.

               3.10 Limited Operations of Newco. Newco was formed in 2005 solely for the purpose of engaging in the Merger. Newco has not engaged in any other business activities. Except for (i) obligations or liabilities incurred in connection with its organization and the Merger and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, Newco has not incurred any obligations or liabilities or engaged in any business activities.

          4. TARGET PRECLOSING COVENANTS

     During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement as permitted in Section 9.1, Target covenants and agrees as follows:

               4.1 Advice of Changes. Target will promptly advise Newco in writing of any change which is expected to have a Material Adverse Effect on Target. Target shall also deliver, promptly when available, to Newco a monthly unaudited balance sheet and statement of operations commencing with the month ending March 31, 2005, which financial statements shall be prepared in the ordinary course of business, in accordance with Target’s books and records and GAAP.

               4.2 Maintenance of Business. Except as disclosed in the Target Disclosure Letter, as contemplated by this Agreement or as consented to by Newco, which consent will not be unreasonably delayed or withheld, Target will use reasonable efforts to conduct its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof and will not accelerate or delay the payment or collection of accounts. Without limiting the foregoing, until the Effective Time or earlier termination of this Agreement, except as disclosed in the Target Disclosure Letter or as contemplated by this Agreement, Target will not, and will not permit any of its Subsidiaries to do any of the following, without the prior written consent of the President of Newco, which consent will not be unreasonably withheld or delayed:

                         (a) Incur any indebtedness for borrowed money except in the ordinary course of business consistent with past practices;

                         (b) enter into any transaction not in the ordinary course of business;

                         (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

                         (d) dispose of any of its assets except in the ordinary course of business consistent with past practice;

                         (e) enter into any material lease or contract for the purchase or sale of any property, real or personal;

                         (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

                         (g) pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 10% per year and except pursuant to existing arrangements previously disclosed to Newco) or enter into any new employment or consulting agreement with any such person;

                         (h) change accounting methods, except as required by GAAP or by a governmental authority, or materially revalue any of its assets;

                         (i) declare, set aside or pay any cash dividend or distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

                         (j) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

                         (k) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts or (ii) any loans pursuant to the Target 401(k) Plan;

                         (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

                         (m) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

                         (n) issue or sell any shares of its capital stock of any class (except upon the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

                         (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                         (p) merge, consolidate or reorganize with, or acquire any entity;

                         (q) amend its Certificate of Incorporation or Bylaws;

                         (r) license any of its technology or intellectual property except on a non-exclusive basis and in the ordinary course of business consistent with past practice;

                         (s) change any tax election, agree to any audit assessment by any tax authority, settle any tax dispute or liability, or file any federal or state income or franchise tax return outside of the ordinary course of business;

                         (t) change any insurance coverage or permit any coverage in force to lapse, or issue any certificates of insurance;

                         (u) take any action with the intention directly or indirectly to adversely impact any transaction contemplated by this Agreement;

                         (v) unless authorized by the Board of Directors of Target, commence any action at law or in equity or any arbitrations, other than to enforce Target’s rights and remedies under this Agreement; or

                         (w) agree to do, or permit any Subsidiary to do or agree to do, any of the things described in the preceding clauses 4.3(a) through 4.3(v).

               4.3 Regulatory Approvals. Target will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which Newco may reasonably request (at Newco’s sole cost and expense, except with regard to the preparation and distribution of the Proxy Statement and the conduct of the Target special meeting of stockholders to consider the Merger and this Agreement), in connection with the consummation of the transactions contemplated by this Agreement. Target will use its reasonable efforts to obtain all such authorizations, approvals and consents.

               4.4 Necessary Consents. Target will use its reasonable efforts to obtain such written consents and take such other actions as may be necessary to allow the consummation of the transactions contemplated hereby.

               4.5 Litigation. Target will notify Newco in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated against it or any Subsidiary, or to the Knowledge of Target threatened against it or any Subsidiary after the date of this Agreement.

               4.6 Access to Information. Target will allow Newco and its agents reasonable access the files, books, records and offices of Target and each Subsidiary, including, any and all information relating to Target’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Target will cause its accountants to cooperate with Newco and its agents in making available all financial information reasonably requested, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

               4.7 Target Dissenting Shares. As promptly as practicable after the date of the Target Stockholders’ Meeting and prior to the Closing Date, Target shall furnish Newco with the name and address of each holder of Dissenting Shares and the number of Dissenting Shares owned by such Target Dissenting Stockholder. Surviving Corporation shall take all steps required pursuant to Chapter 13 of the California Law, to mail to each stockholder of Target, as required, in a timely manner, a notice of the approval of the Merger and containing such additional information as required pursuant to Chapter 13 of the California Law.

               4.8 Satisfaction of Conditions Precedent. Subject to the fiduciary obligations of Target, the Board of Directors and the Special Committee, Target will use its reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Target will use its reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary on its part in order to effect the transactions contemplated hereby.

               4.9 Section 16 Matters. Prior to the Effective Time, Target shall take action (in accordance with that certain no-action letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom) designed to provide that the treatment of Target Options will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act.

               4.10 Other Proposals. Prior to Target Board of Directors or Special Committee, after receiving an Acquisition Proposal, withdrawing or modifying its approval or recommendation of this Agreement or the Merger or adjourning or canceling any scheduled meeting of stockholders of Target to consider this Agreement or the Merger, approving or recommending an Acquisition Proposal, or entering into an agreement with respect to an Acquisition Proposal, Target shall provide Newco with a written notice (a “Notice of Acquisition Proposal”) advising Newco of the Acquisition Proposal, specifying the material terms and conditions of such Acquisition Proposal and identifying the person making such Acquisition Proposal, and neither Target nor any Subsidiary shall enter into an agreement with respect to an Acquisition Proposal until two business days after the first Notice of Acquisition Proposal with respect to a given third party was given to Newco.

               4.11 Available Cash. Target shall deliver to Newco, two business days prior to the Closing Date, Target’s written good faith estimate of Target’s cash and cash equivalents as of midnight on the day prior to the Closing Date.

               4.12 Resignation of Directors and Officers. Target shall use reasonable efforts to obtain the resignation, as of the Effective Time, of the directors and officers of Target in office immediately prior to the Effective Time as directors and officers of the Surviving Corporation.

          5. NEWCO COVENANTS

     During the period from the date of this Agreement until the Effective Time, Newco covenants and agrees as follows:

               5.1 Advice of Changes. Newco will promptly advise Target in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Newco contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

               5.2 Regulatory Approvals. Newco will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Target may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement.

Newco will use its reasonable efforts to obtain all such authorizations, approvals and consents.

               5.3 Satisfaction of Conditions Precedent. Newco will use its reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Newco will use its reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

               5.4 Indemnification; Insurance. At all times following the Merger, the Surviving Corporation shall indemnify all present and former directors or officers of Target and its Subsidiaries (“Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, by reason of the fact of such Indemnified Party’s service as a director or officer of Target or any of its Subsidiaries, except to the extent it is determined in a final, non-appealable determination by a court of competent jurisdiction that such indemnification is prohibited by applicable law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending against any action for which indemnification is available hereunder, promptly advance to such Indemnified Parties any reasonable costs and expenses as incurred by or on behalf of such Indemnified Parties; provided that such advance shall be conditioned upon such Indemnified Parties’ agreement promptly to return such amounts if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable law. The foregoing rights shall be in addition to any rights to which any Indemnified Party may be entitled by reason of the by-laws or certificate of incorporation of Target or any of its Subsidiaries, any contract and/or any applicable law. Target shall acquire and the Surviving Corporation will maintain (and not cancel or allow to lapse) for a period of not less than six years from the Effective Time Target’s current directors’ and officers’ liability insurance and indemnification policy (or a policy providing substantially similar coverage) (the “D&O Insurance”) for all persons who are directors and officers of Target and its Subsidiaries covered by Target’s D&O Insurance as of the Effective Time. The provisions of this Section are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

               5.5 Section 16 Matters. Prior to the Effective Time, Newco shall take action (in accordance with that certain no-action letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom) designed to provide that the treatment of Target Options will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act.

               5.6 Target Common Stock. Newco will, until the Effective Time or the earlier termination of this Agreement, legally and beneficially own all of the shares of Target

Common Stock contributed pursuant to the Contribution Agreement. No shareholder of Newco will legally or beneficially own any shares of Target Common Stock other than indirectly through the ownership of Newco Stock.

          6. CLOSING MATTERS

               6.1 The Closing. Subject to termination of this Agreement as provided in Section 9 below, the Closing will take place at the offices of Kaye Scholer LLP, 1999 Avenue of the Stars, Suite 1700, Los Angeles, CA 90067-6048, at 10:00 a.m., Pacific Time on the date that is one business day following receipt of the required Target stockholder approval, or, if all conditions to closing have not been satisfied or waived by such date, one business day after all conditions to closing have been satisfied or waived (such date on which the Closing occurs, the “Closing Date”). Concurrently with the Closing, the Certificate of Merger will be filed in the office of the Delaware Secretary of State. The Certificate of Merger will provide that the Merger shall become effective upon filing or at such later time as may be mutually agreed by Newco and Target.

               6.2 Exchange of Certificates.

                         (a) Exchange Agent. Mellon Shareholder Services, or other mutually acceptable entity, shall act as exchange agent (the “Exchange Agent”) in the Merger. Concurrent with the Effective Time, Target shall irrevocably deposit with the Exchange Agent, for the benefit of the holders of shares of Target Common Stock and vested Target Options, and for exchange in accordance with this Agreement and the Certificate of Merger, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to this Agreement and the Certificate of Merger, in exchange for outstanding shares of Target Common Stock and vested Target Options; provided, however, that if Target shall not have sufficient cash to pay the entire Merger Consideration at the Effective Time, then Newco shall, at the Effective Time, deposit into the Exchange Fund an amount of cash equal to the shortfall of such Merger Consideration (“Shortfall”), not to exceed Four Million Dollars ($4,000,000.00). In order to facilitate the deposit by Newco of any such Shortfall, no later than two (2) business days before the projected Closing Date, Target shall deliver to Newco a written statement, signed by its Chief Financial Officer, evidencing the amount of cash and cash equivalents which it then has on hand and the amount of any projected Shortfall. Prior to the Effective Time, Target shall provide to the Exchange Agent a list of all holders of vested Target Options, including mailing addresses for such holders contained in Target’s books and records.

                         (b) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder (other than Newco, its Affiliates, Target, any Target Subsidiary or any holder claiming to hold Dissenting Shares) of record of vested Target Options or a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Target Common Stock (collectively, the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such customary form and have such other customary provisions as Target and Newco may agree upon prior to the Closing, including whereby any shares of Target Common Stock surrendered in exchange for the Merger Consideration shall waive any claim as Dissenting Shares) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration multiplied by the number of shares of Target Common Stock represented by such Certificate pursuant to the provisions of this Agreement and the Certificate of Merger, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Target Common Stock which is not registered on the transfer records of Target, the Merger Consideration may be issued to a transferee if the Certificate representing such Target Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 6.2(b), each Certificate (other than Certificates held by Newco, its Affiliates, Target, any Target Subsidiary or any holder claiming to hold Dissenting Shares) shall be deemed, on and after the Effective Time, to evidence only the right to receive Merger Consideration as contemplated by this Agreement and the Delaware Law, or to the extent the shares represented thereby constitute Dissenting Shares, only the right to receive consideration as set forth in Section 1.2. Upon delivery of a duly executed letter of transmittal and such other documents as may be reasonably requested by the Exchange Agent, the holder of Target Options shall be entitled to receive, in cash, the amount determined pursuant to Section 1.2.6 with respect to such holder’s vested Target Options. No interest will accrue on any Merger Consideration payable under this Agreement.

                         (c) No Further Ownership Rights in Target Common Stock. All Merger Consideration paid upon the surrender for exchange of shares of Target Common Stock and Target Options in accordance with the terms of this Agreement and the Certificate of Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock and Target Options, respectively. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or Target of the shares of Target Stock or Target Options, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Target Options are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 6.2 and the Certificate of Merger.

                         (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the stockholders of Target twelve months after the Effective Time shall be delivered to Surviving Corporation. Any former stockholders or optionholders of Target who have not theretofore complied with this Section 6.2 and the Certificate of Merger shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration, as determined pursuant to this Agreement.

                         (e) No Liability. Neither the Exchange Agent, Newco or Target shall be liable to any holder of shares of Target Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                         (f) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and the posting of reasonable bond therefor, the lost, stolen or destroyed certificate shall be deemed presented for exchange pursuant to Section 6.2(b).

          7. CONDITIONS TO OBLIGATIONS OF TARGET

     Target’s obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Target, but only in a writing signed by Target):

               7.1 Accuracy of Representations and Warranties. Except where the failure of a representation or warranty to be true and correct would not have a Material Adverse Effect, the representations and warranties of Newco set forth in Section 3 (as qualified by the Newco Disclosure Letter) shall be true and accurate in all respects as of the date of this Agreement, and on and as of the Closing, with the same force and effect as if they had been made at the Closing, and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing, and Target shall receive a certificate to such effect executed by Newco’s President and Chief Financial Officer.

               7.2 Covenants. Newco shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing, and Target shall receive a certificate to such effect signed by Newco’s President and Chief Financial Officer.

               7.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit, render illegal or enjoin the transactions contemplated by this Agreement.

               7.4 Stockholder Approval. This Agreement shall have been validly approved and adopted by the affirmative vote of the holders of a majority of the shares of Target Common Stock outstanding as of the record date for the Target Stockholders’ Meeting.

          8. CONDITIONS TO OBLIGATIONS OF NEWCO

     The obligations of Newco hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Newco, but only in a writing signed by Newco):

               8.1 Accuracy of Representations and Warranties. Except where the failure of a representation or warranty to be true and correct would not have, alone or in the aggregate, a Material Adverse Effect, the representations and warranties of Target set forth in Section 3 (as qualified by the Target Disclosure Letter) shall be true and accurate in all respects as of the date of this Agreement, and on and as of the Closing, with the same force and effect as if they had been made at the Closing, and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing, and Newco shall receive a certificate to such effect executed by Target’s President and Chief Financial Officer.

               8.2 Covenants. Target shall have performed and complied in all material respects with all of its covenants contained in Section 4 on or before the Closing, and Newco shall receive a certificate to such effect signed by Target’s President and Chief Financial Officer.

               8.3 Absence of Material Adverse Change. Since the date of this Agreement, there shall not have been, in the reasonable judgment of the Board of Directors of Newco, any Material Adverse Effect with respect to Target.

               8.4 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency which would prohibit, render illegal or enjoin the transactions contemplated by this Agreement.

               8.5 Legal Opinion. Newco shall have received from counsel to Target an opinion substantially in the form of Exhibit 8.5.

               8.6 Available Cash. Target shall not have less than fourteen million five hundred thousand dollars ($14,500,000) in cash and cash equivalents as of midnight on the day prior to the Closing Date.

               8.7 Stockholder Approvals. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Target Common Stock outstanding as of the record date for the Target Stockholders’ Meeting.

          9. TERMINATION OF AGREEMENT

               9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and except as set forth below, whether before or after the requisite approvals of the stockholders of Target or Newco:

                         (a) by mutual written consent duly authorized by the Boards of Directors of Newco and Target;

                         (b) by either Target or Newco if the Merger shall not have been consummated by August 13, 2005 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

                         (c) by either Target or Newco if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

                         (d) by either Target or Newco, if the approval and adoption of this Agreement, and the approval of the Merger, by the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Target stockholders duly convened therefor or at any adjournment thereof at which a vote thereon was taken; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Target where the failure to obtain the Target stockholder approval shall have been caused by the failure of Target to fulfill its obligations under Sections 1.7 or 1.8 and such failure constitutes a material breach by Target of this Agreement;

                         (e) by Newco (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Target) if a Triggering Event shall have occurred;

                         (f) by Target, upon a breach of any representation, warranty, covenant or agreement on the part of Newco set forth in this Agreement, or if any representation or warranty of Newco shall have become untrue, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Newco’s representations and warranties or breach by Newco is curable by Newco through the exercise of its commercially reasonable efforts, then Target may not terminate this Agreement under this Section 9.1(f) for 30 days after delivery of written notice from Target to Newco of such breach, provided Newco continues to exercise commercially reasonable efforts to cure such breach (it being understood that Target may not terminate this Agreement pursuant to this paragraph (f) if such breach by Newco is cured during such 30-day period, or if Target shall have materially breached this Agreement);

                         (g) by Newco, upon a breach of any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement, or if any representation or warranty of Target shall have become untrue, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Target’s representations and warranties or breach by Target is curable by Target through the exercise of its commercially reasonable efforts, then Newco may not terminate this Agreement under this Section 9.1(g) for 30 days after delivery of written notice from Newco to Target of such breach, provided Target continues to exercise commercially reasonable efforts to cure such breach (it being understood that Newco may not terminate this Agreement pursuant to this paragraph (g) if such breach by Target is cured during such 30-day period, or if Newco shall have materially breached this Agreement); or

                         (h) by Target before approval of this Agreement and the Merger by Target Stockholders, if the Board of Directors of Target or the Special Committee determines in good faith, after consultation with outside legal counsel, that failure to terminate the Agreement is necessary for the Board of Directors of Target or the Special Committee to comply with their fiduciary duties under applicable law.

         9.2 Effect of Termination. Any proper termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Sections 9.2, 9.3, and 11, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

               9.3 Fees and Expenses.

                         (a) General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

                         (b) Target Payments. In the event that this Agreement is terminated by Newco pursuant to Section 9.1(e) or by Target pursuant to Section 9.1(h) then Target shall promptly, but in no event later than two days after such termination, pay to Newco the reasonable attorney fees and other actual out of pocket expenses incurred by Newco in connection with the negotiation and preparation of this Agreement and related matters, not to exceed $250,000 in the aggregate. In the event this Agreement is terminated by Newco under Section 9.1(g), and within six (6) months following such termination, the Target consummates an Acquisition Proposal (other than with Newco), the Target shall promptly, but in no event later than two days after the consummation of such Acquisition Proposal, pay to Newco the reasonable attorney fees and other actual out of pocket expenses incurred by Newco in connection with the negotiation and preparation of this Agreement and related matters, not to exceed $250,000 in the aggregate. Target acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Newco would not enter into this Agreement. Accordingly, if the Target fails to pay in a timely manner the amounts due pursuant to this Section 9.3(b), and, in order to obtain such payment, Newco makes a claim that results in a judgment against the Target for the amounts set forth in this Section 9.3(b), Target shall pay to Newco its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

          10. EFFECT OF CLOSING ON REPRESENTATIONS AND COVENANTS

          10.1 No Survival of Representations. All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement after the date hereof, until the earlier of the termination of this

Agreement or the Closing, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

          11. MISCELLANEOUS

               11.1 Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

               11.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               11.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

               11.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

               11.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

               11.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Target Stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Target Stockholders without obtaining such further approval.

               11.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

               11.8 Attorneys’ Fees. Should suit be brought by either party to this Agreement to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).

               11.9 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, facsimile or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

If to Newco:	Victory Acquisition Corporation
19770 Stevens Creek Blvd.
Cupertino, CA 95014
Attention: President
Facsimile: (408) 343-1018

with a copy to:	Fenwick & West LLP
275 Battery Street, 15th Floor
San Francisco, CA 94111
Attention: Robert Dellenbach
Facsimile: (415) 281-1350

If to Target:	Vialta, Inc.
48461 Fremont Blvd.
Fremont, CA 94538
Attention: Didier Pietri
Facsimile: (510) 870-3099

with a copy to:	Kaye Scholer LLP
1999 Avenue of the Stars, Suite 1700
Los Angeles, CA 90067
Attn: Barry L. Dastin
Facsimile: (310) 788-1200

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 11.9.

               11.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party solely by reason that such party is the claimed drafter thereof. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement that will be considered as a whole. The term “includes” or “including” are not limiting.

               11.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

               11.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

               11.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights or remedies of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties that are signatories to this Agreement.

               11.14 Public Announcement. Upon execution of this Agreement Newco and Target will issue a press release approved by both parties announcing the Merger. Thereafter, Newco and Target may issue such press releases, and make such other disclosures regarding the Merger, as either determines are required under applicable securities laws or regulatory rules.

               11.15 Confidentiality. Target and Newco each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Newco and Target each agrees (a) to use its respective reasonable efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

               11.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement between Target and Fred S.L Chan dated February 9, 2005, which Newco expressly agrees hereby to be bound on the same basis as Mr. Chan. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[End of page; signatures follow on next page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.

“Newco”	“Target”

VICTORY ACQUISITION CORP.	VIALTA, INC.

By:	By:

Its:	Its:

[Signature Page to Merger Agreement]

EXHIBIT A

DEFINITIONS

     As used in this Agreement, each of the following terms has the meaning ascribed to it in this Exhibit A

     “Acquisition Proposal” shall mean with respect to Target, any of the following (other than the Merger): (A) any acquisition or purchase from the Target by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 50% interest in the total outstanding voting securities of the Target or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 50% or more of the total outstanding voting securities of the Target or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Target pursuant to which the stockholders of the Target immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or its parent party; (B) any sale, lease, exchange, transfer, license, acquisition, or disposition of all or substantially all of the aggregate fair market value of assets of the Target; or (C) any liquidation or dissolution of Target.

     “Affiliates” shall mean an affiliate as such term is defined under Section 13(d) of the Exchange Act, provided however, it shall not include any officer or director of Target, other than Mr. Chan, in the case of either Mr. Chan or Newco.

     “California Law” shall mean California Corporations Code, as amended.

     “Certificate of Merger” shall have the meaning given to it in Recital A.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Delaware Law” shall mean Delaware General Corporation Law, as amended.

     “Dissenting Shares” shall mean shares of Target capital stock held as of the Effective Time by a Target stockholder (other than Newco Target Stock) who has not voted such Target capital stock in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with either (i) Section 262 of the Delaware Law or (ii) Section 1300 et seq. of the California Law, and such perfected right was not effectively withdrawn or forfeited.

     “Effective Time” shall mean the filing of the Certificate of Merger with the Secretary of State of Delaware.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” shall mean any entity which is a member of (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code, (B) a group of entities under “common control,” as defined in Section 414(c) of the Code, or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Target or any Subsidiary.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “GAAP” shall mean United States generally accepted accounting principles, as applied by Target consistent with past practice.

     “Knowledge” shall mean, with respect to a party hereto and with respect to any matter in question, that any of the executive officers (consisting solely of Didier Pietri and William Scharninghausen with respect to Target) of such party has actual knowledge of such matter, after reasonable inquiry of such matter (including inquiry of Target’s employee, Yin-Wu Chen, by Mr. Pietri).

     “Material Adverse Effect” shall mean, when used in connection with an entity, any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except in the case of Target any change, event, circumstance or effect resulting from general changes in economic and financial market conditions, considered alone without regard to any other change, circumstance or effect, (i) changes in conditions (including as a result of changes in laws, including common law, tariffs, export and import laws, rules, and regulations or the interpretations thereof) generally applicable to the telecommunications equipment, consumer electronics, internet telephony or industries that are not unique to Target and its Subsidiaries, (ii) changes resulting from the announcement of the transactions described in this Agreement or the identity of Newco or its Affiliates or from the performance of this Agreement and compliance with the covenants set forth herein, (iii) any change in the trading prices of the Target Common Stock between the date hereof and the Effective Time, (iv) any change in any law or GAAP, which affect entities generally such as Target, (v) any actions taken by Mr. Chan, Newco or any of their Affiliates and (vi) any matters listed on Schedule A of the Target Disclosure Letter, and which, in the cases of clause (i) do not have a disproportionate impact on Target.

     “Merger” shall have the meaning given to it in Recital A.

     “Merger Consideration” shall have the meaning given to it in Section 1.2.1.

     “Newco Stock” shall have the meaning given to it in Recital A.

     “Proxy Statement” shall mean a proxy statement prepared in accordance with the Exchange Act and applicable rules and regulations.

     “Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations thereunder.

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     “Surviving Corporation” shall mean the Target as the surviving corporation of the Merger.

     “Target Common Stock” shall mean Common Stock of Target at $0.001 par value.

     “Target Director Plan” shall mean Target’s 2000 Directors Stock Option Plan, as amended and restated.

     “Target Employee Plans” shall mean (i) “employee benefit plan,” as defined in Section 3(3) of ERISA, and (ii) all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between Target or any Subsidiary and any employee of Target or any Subsidiary, but excluding workers’ compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by Target or any Subsidiary under which Target or any Subsidiary or any ERISA Affiliate thereof has any present or future obligation or liability.

     “Target Incentive Plan” shall mean Target’s 1999 Stock Incentive Plan, as amended.

     “Target Options” shall mean the outstanding options to purchase Target Common Stock granted under Target Plans.

     “Target Option Plan” shall mean Target’s 2001 Nonstatutory Stock Option Plan, as amended.

     “Target Pension Plans” shall mean all Target Employee Plans that individually or collectively would constitute an “employee pension benefit plan,” as defined in Section 3(2) of ERISA.

     “Target Plans” shall mean, collectively, Target Incentive Plan, Target Option Plan, and Target Director Plan.

     “Triggering Event” shall be mean, and be deemed to have occurred, if: (i) the Special Committee shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Newco its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Target shall have failed to include in the Proxy Statement the recommendation of the Special Committee or the Board of Directors of Target in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Special Committee fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Newco requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Special Committee shall have approved or publicly recommended any Acquisition Proposal other than a liquidation or dissolution; (v) Target shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer for all of the outstanding securities of Target shall have been commenced by a person unaffiliated with Newco, and Target shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first

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published sent or given, a statement disclosing that Target recommends rejection of such tender or exchange offer.

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